THORNBURG INVESTMENT TRUST 485BPOS

Exhibit 99.(d)(3)

SECOND AMENDMENT AND SUPPLEMENT TO

THIRD AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

OF

THORNBURG INVESTMENT TRUST

The Third Amended and Restated Investment Advisory Agreement of Thornburg Investment Trust, dated November 1, 2024 (the “Agreement”), by and between Thornburg Investment Trust and Thornburg Investment Management, Inc. (the “Adviser”) is hereby amended, effective as of March 23, 2026, as follows:

1.	Each of Thornburg American Opportunities Fund (formerly, Thornburg Small/Mid Cap Core Fund) and Thornburg Focus Growth Fund (formerly, Thornburg Small/Mid Cap Growth Fund) (each, a “Fund”) will pay the Adviser a fee at the annual percentage rate of the daily average net assets of the Fund as set forth below:

Net Assets of Fund	Rate

0 to $500 million	0.795%
$500 million to $1 billion	0.745%
$1 billion to $1.5 billion	0.695%
$1.5 billion to $2 billion	0.645%
Over $2 billion	0.595%

Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway

THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Nimish Bhatt